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                                   EXHIBIT 5.1



                        [OSBORN MALEDON, P.A. LETTERHEAD]



                                  June 22, 1999



SalesLogix Corporation
8800 N. Gainey Drive, Suite 200
Scottsdale, Arizona  85258

         Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 3,662,371 shares of Common Stock, par value $.001 per share (the "Shares"), which may be issued as follows:
300,000 shares pursuant to the SalesLogix Corporation 1999 Employee Stock Purchase Plan; 3,162,371 shares pursuant to the SalesLogix Corporation 1996 Equity Incentive Plan; and 200,000 shares pursuant to the SalesLogix Corporation 1999 Non-Employee Director Stock Option Plan.

         Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the plans have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares and the sale thereof by the Company in accordance with the terms of the plans, and the receipt of consideration therefor in accordance with the terms of the plans, such Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                 Very truly yours,

                                                 /s/ OSBORN MALEDON, P.A.